EXHIBIT 21.2

CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

Company Number 9103355

The Registrar of Companies for England and Wales hereby certifies that under the Companies Act 2006:

ARACARIS LIMITED

a company incorporated as private limited by shares, having its registered office situated in England and Wales, has changed its name to:

NORTHWEST BIOTHERAPEUTICS LIMITED

Given at Companies House on 24th July 2023.

The above information was communicated by electronic means and authenticated by the Registrar of Companies under section 1115 of the Companies Act 2006.